Exhibit 99.1

        FNB Corp. Announces Increased Second Quarter Earnings

    ASHEBORO, N.C.--(BUSINESS WIRE)--July 19, 2005--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company and Dover Mortgage Company, today announced its financial results for the second quarter of 2005. Net income for the second quarter increased to $2.272 Million, or $.40 per diluted share, from $116 Thousand, or $.02 per diluted share, in the same period of 2004. For the first six months of 2005, net income was $4.578 Million, or $.80 per diluted share, compared to $2.068 Million, or $.35 per diluted share, in the same period last year. The financial results of the second quarter periods are not comparable as earnings were negatively impacted in 2004 by a $2,780,000 provision for loans losses, which reflected loan charge-offs of $2,574,000, and by a required accounting change for the mortgage banking subsidiary that resulted in a $356,000 reduction in income from mortgage loan sales. Second quarter earnings for 2005 were impacted negatively by the adoption of new regulatory guidance on the accounting for courtesy overdraft programs. The one-time impact on earnings amounted to approximately $.02 per share, reflected primarily through an increase in the provision for loan losses.
    At June 30, 2005, total assets were $904,602,000, an increase of 8.6% from June 30, 2004, loans were $702,887,000, an increase of 14.5%, and deposits were $689,659,000, an increase of 11.3%. Compared to December 31, 2004, total assets, loans and deposits increased 4.8%, 5.7% and 4.6%, respectively. Return on average equity on an annualized basis for the first six months of 2005 was 10.85%, and return on average assets was 1.03%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 13.46% and 1.05% respectively. For the 2005 second quarter, return on equity was 10.68% and return on assets was 1.01%, the returns on tangible equity and assets amounting to 13.22% and 1.03%, respectively.
    "We are again pleased to report improved quarterly earnings coupled with loan and deposit growth," reported FNB Chairman Michael
C. Miller. "We had a significant increase in net interest income in the first six months of 2005, due to growth in earning assets and improved net interest margin. Our strategy of balancing steady growth with improving profitability along with balancing asset and operational quality with strong productivity is paying dividends. Activity is robust at our new, full service YES Bank Office in the Friendly Shopping Center in Greensboro, and we have recently completed a renovation of our South Asheboro YES Bank Office, one of the busiest offices in our 21-office system. We are also seeing positive results of having combined our former Rowan Bank subsidiary with First National, both in terms of the type of business we can now handle and the improvement in operating performance."
    Prior to mid-2004, earnings had been affected for an extended period by historically low interest rates produced by the Federal Reserve's stimulative monetary policy. Commencing June 29, 2004, however, the Fed implemented a tightening policy that has resulted in nine one-quarter percent increases in the prime rate. These increases are working to improve the yield on earning assets, although the cost of funds is being impacted by the general increase in interest rates. Net interest income increased $2,766,000 or 20.9% in the first six months of 2005 compared to the same period in 2004, reflecting the effect of an increase in the net interest margin, stated on a taxable equivalent basis, from 3.78% in 2004 to 4.10% in 2005 coupled with a 10.5% increase in the level of average earning assets. For the 2005 second quarter, the $1,474,000 or 22.0% increase in net interest income reflected an increase in the net interest margin from 3.74% to 4.12% and a 9.3% increase in average earning assets.
    Noninterest income increased $1,026,000 or 35.0% in the second quarter of 2005 compared to the 2004 second quarter and $588,000 or 9.0% in comparing the first six months of 2005 to the same period in 2004, due primarily to an increased level of income from mortgage loan sales. As noted above, a required accounting change resulted in a $356,000 reduction in income from mortgage loan sales in the 2004 second quarter. Noninterest expense was $883,000 or 12.5% higher in the 2005 second quarter and $1,008,000 or 7.1% higher on a year-to-date basis, reflecting increased personnel expense that was due in part to the higher level of mortgage loan sales activity.
    At June 30, 2005, the allowance for loan losses was $7,732,000, amounting to 1.15% of loans held for investment compared to 1.12% at December 31, 2004 and 1.10% at June 30, 2004. The provision for loan losses recorded in the second quarter of 2005, including adoption of new regulatory guidance on the accounting for courtesy overdraft programs, amounted to $864,000, compared to $2,780,000 in the second quarter of 2004. As noted above, the provision for the 2004 second quarter reflected loan charge-offs of $2,574,000. For the first six months of 2005, the provision was $1,234,000 compared to $3,050,000 in the same period of 2004. As of June 30, 2005, nonperforming loans were $5,602,000 in total compared to $5,227,000 and $7,026,000 as of
December 31, 2004 and June 30, 2004, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $4,927,000 and $675,000 respectively, at June 30, 2005, $3,952,000 and $1,275,000 at
December 31, 2004, and $5,867,000 and $1,159,000 at June 30, 2004.
There were no loans considered impaired as of June 30, 2005, December 31, 2004 and June 30, 2004.
    In May, FNB announced the proposed acquisition of United Financial, Inc., the parent company of Alamance Bank and Hillsborough Bank. Based in Graham, N.C., United exceeds $150 Million in total assets. "We are looking forward to combining our franchises to enable us to take advantage of significant growth opportunities in great markets in the heart of North Carolina," added Miller. The transaction is subject to certain conditions, including the approval of United shareholders and applicable regulatory authorities. The merger is anticipated to close in the fourth quarter of 2005. It was also recently announced that FNB Corp. had joined the Russell Microcap Index, a new index tracking 2,000 publicly traded firms in the country. The Russell Microcap Index debuted July 1 and is designed to act as a barometer of companies with market caps ranging from $55 Million to $500 Million. FNB Corp. has a market cap of $112 Million.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. First National (www.MyYesBank.com) operates 21 community YES! Banks in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Greensboro, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Dover Mortgage Company (www.dovermortgage.com) operates mortgage production offices in Asheville, Carolina Beach, Charlotte, Goldsboro, Greenville, Kernersville, Lake Norman, Leland, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits.
    FNB Corp. stock is traded on the NASDAQ National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Fig Partners LLC, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Sandler O'Neill & Partners, Stern Agee and Leach and Morgan Keegan & Company.
    This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB and United. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB and United being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. FNB does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
    FNB will file a registration statement with the Securities and Exchange Commission relating to the merger. The registration statement will include a proxy statement/prospectus, which will serve as the proxy statement of United relating to the solicitation of proxies for use at the meeting of United's shareholders to approve the merger and the prospectus of FNB relating to the offer and distribution of FNB common stock in the merger. Investors are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the Securities and Exchange Commission because they contain important information. Investors will be able to obtain these documents free of charge at the Commission's Web site (www.sec.gov). In addition, documents filed with the Commission by FNB will be available free of charge from the Treasurer and Secretary, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203.


                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                                         Three Months      Six Months
                                            Ended            Ended
                                           June 30,         June 30,
                                       ------------------------------
                                         2005   2004    2005    2004
                                       ------- ------ ------- -------
SUMMARY OF OPERATIONS

Interest income:
     Loans                             $11,322 $8,338 $21,876 $16,311
     Investment securities:
         Taxable income                    860    860   1,666   1,796
         Non-taxable income                415    435     837     874
     Other                                  85     46     117      75
                                       ------- ------ ------- -------
            Total interest income       12,682  9,679  24,496  19,056
Interest expense                         4,497  2,968   8,492   5,818
                                       ------- ------ ------- -------
Net interest income                      8,185  6,711  16,004  13,238
Provision for loan losses                  864  2,780   1,234   3,050
                                       ------- ------ ------- -------
Net interest income after
     provision for loan losses           7,321  3,931  14,770  10,188
Noninterest income                       3,960  2,934   7,122   6,534
Noninterest expense                      7,937  7,054  15,159  14,151
                                       ------- ------ ------- -------
Income (loss) before income taxes        3,344   (189)  6,733   2,571
Income taxes (benefit)                   1,072   (305)  2,155     503
                                       ------- ------ ------- -------

Net income                             $ 2,272 $  116 $ 4,578 $ 2,068
                                       ======= ====== ======= =======
Per share data:
     Net income:
         Basic                         $   .41 $  .02 $   .82 $   .36
         Diluted                           .40    .02     .80     .35
     Cash dividends declared               .15    .15     .30     .30

                                          June 30,        December 31,
                                    -------------------
                                       2005     2004         2004
                                    ---------  --------   ------------
BALANCE SHEET INFORMATION

Total assets                        $ 904,602  $833,237    $  862,891
Cash and due from banks                19,433    18,891        19,109
Investment securities                 124,944   129,559       125,143
Loans                                 702,887   613,673       664,754
Other earning assets                    1,742    19,013         1,400
Goodwill                               16,359    16,335        16,335
Deposits                              689,659   619,500       659,544
Other interest-bearing liabilities    121,613   126,296       113,647
Shareholders' equity                   84,969    79,602        82,147

Per share data:
     Book value                     $   15.13  $  14.12    $    14.66
     Closing market price               19.90     19.50         19.14

FNB Corp. is the holding company for First National Bank and Trust Company and Dover Mortgage Company.

FNB Corp. stock is traded on the Nasdaq National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Sandler O'Neill & Partners, Stern Agee and Leach and Morgan Keegan & Company.

    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300